UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 8, 2014

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-177500	45-2859440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Marconistraat 16 3029 AK Rotterdam, The Netherlands	N/A
(Address of principal executive offices)	(Zip Code)

+ 31 (0) 10 890 04 00
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On December 8, 2014 we entered into an agreement (the ‘”Agreement”) with Fortion Holding B.V., a Netherlands limited liability corporation conducting its business under the trade name Credion (“Credion”). Credion provides financial advisory services in the Dutch small and medium enterprise (“SME”) markets and specializes in debt and equity financings for SMEs. The Agreement provides for a strategic alliance between us and Credion in which Credion’s extensive network of investors and entrepreneurs will be connected with each other through a new, online funding platform of ours. Credion will process the funding for its SME clients through our platform resulting in monthly recurring revenue and transaction fees for us. The alliance is intended to provide more efficient access to capital for SMEs while greatly improving SME data monitoring standards for investors. SMEs utilizing the platform will have direct access to Credion’s investor clients as well as our investors.

We will charge SMEs utilizing the platform a service fee for the start package related thereto (EUR 350) with part of such fee being utilized to purchase advisory services from Credion in its capacity as a preferred supplier.

Financing proposals generated by Credion within the platform can be offered to investors (i) by means of a private placement with the professional financing parties affiliated by service level agreements or (ii) by means of an offer on the online direct funding platform enabling investors to invest online utilizing standardized financial products. For (i) above, the settlement of potential transactions will be finalized outside of the platform. For successful transactions under (ii) above, a percentage of the applicable success fee will be paid to Credion. Financiers will be encouraged, but not required, to purchase monitoring services from us. The financier will pay us a monthly fee for such monitoring services. Entrepreneurs that are introduced to the platform by us will be charged a fee of EUR 300 for a monitoring start package.

The Agreement provides that commencing January 1, 2015 all financings facilitated and brokered by Credion and its advisors will be registered on our platform. In connection therewith, Credion will add us on a best efforts basis as a contractual party to all service level agreements it has signed and will sign. Notwithstanding the foregoing, Credion has the right to utilize other direct online funding platforms. Similarly, we have the right to facilitate financings brokered by other corporate finance companies, but we must continue to offer the Credion services within the financing process via our platform on a preferred supplier basis.

As consideration for Credion’s obligations under the Agreement, we issued 1,500,000 shares of our restricted common stock to Credion following execution of the Agreement. For the period January 1, 2015 through December 31, 2017, we are required to issue up to an additional 1,000,000 shares of our restricted common stock to Credion, up to 250,000 of which shares are payable as at December 31, 2015 for the period January 1, 2015 through December 31, 2015, up to 500,000 of which shares are payable as at December 31, 2016 for the period January 1, 2016 through December 31, 2016 and up to 250,000 of which shares are payable as at December 31, 2017 for the period January 1, 2017 through December 31, 2017. The number of shares to be issued for each of 2015, 2016 and 2017 will be based upon the number of monitoring start packages of EUR 300 times the number of companies purchasing those packages from us that have been introduced to us by Credion.

SME entrepreneurs will be charged a success fee equal to 5% of the amount raised from the direct online funding platform, 20% of which will be payable to Credion. For private placements with SME entrepreneurs introduced by us, SME entrepreneurs will be charged a success fee of EUR 250. If the entrepreneur has been introduced through the Credion network, no success fee will be charged on the private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Date: December 11, 2014	By:	/s/ Korstiaan Zandvliet
Name: Korstiaan Zandvliet
Title: President